Exhibit 99.(p)(9)

Fort Washington
Investment Advisors, Inc.

2022

The provisions of this Code are not all-inclusive but rather are intended as a guide for associates and employees of Fort Washington in their conduct. Because no set of rules can anticipate every possible situation, it is essential that associates follow these rules not just in letter, but in spirit as well.

Adopted February 1, 2013

Revised July 25, 2022

Table of Contents

Section I - Statement of General Policy, Definitions of Terms, & Standards of Business Conduct	4
Statement of General Policy	4
Standards of Business Conduct	6
Section II – Personal Securities Transactions	7
Definition of Who is Covered by this Code	7
Definition of Personal Securities Accounts (Reportable Accounts and Covered Securities Covered by this Code)	7
Managed Accounts	8
Non-Reportable Accounts and Securities	8
Pre-clearance Requirements for Supervised Persons	9
Pre-clearance Requirements for Access Persons	9
Prohibited Transactions for Supervised Persons	10
Generally Prohibited Transactions applicable to Access Persons	11
Three-Day Blackout Period	11
30-Day Holding Period	11
Miscellaneous Restrictions	12
Designated Broker	12
Reporting Requirements	13
Initial Holding Report	13
Quarterly Transactions Certification	14
Annual Holdings Certification	14
Periodic Transactions and Account Reporting	14
Monitoring and Review of Personal Securities Transactions	15
Section III – Other Potential Conflicts of Interest	15
Confidentiality	15
Gifts	16
General Policy	16
Reporting Requirements	16
Political Contributions	17

Outside Business Activities	17
Section IV – Compliance with the Code of Ethics	17
Compliance with Applicable Laws	17
Investigating Violations of the Code	18
Sanctions	18
Exception to the Code	19
“Whistleblower” Provision	19
Reporting Potential Misconduct	19
Responsibility of the Whistleblower	20
Handling of Reported Improper Activity	20
No Retaliation Policy	20
Reporting Violations and Sanctions	20
Annual Review	21
Recordkeeping Requirements	21
Appendix	23
Glossary of Terms	24

Chief Compliance Officer:

Michele Hawkins, CRCP, IAACP™

Michele.hawkins@fortwashington.com

513.361.7652

Director:

Jerry Blackburn

Jerry.Blackburn@fortwashington.com

513.361.7924

Compliance Officer:

Louis Richards

louis.richards@fortwashington.com

513.361.7980

Section I - Statement of General Policy, Definitions of Terms, & Standards of Business Conduct

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Fort Washington Investment Advisors, Inc. (“Fort Washington” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940.

This Code establishes rules of conduct for all Supervised Persons of Fort Washington and is designed to, among other things, govern personal securities trading activities in the accounts of Supervised Persons, their immediate family/household accounts, and accounts in which a Supervised Person may have a beneficial interest. The Code is based upon the principle that Fort Washington and its Supervised Persons owe a fiduciary duty to Fort Washington’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their positions with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their positions of trust and responsibility.

All officers, directors, employees, as well as certain designated temporary employees and consultants of Fort Washington are Supervised Persons under the Code. However, there is a subset classification of Supervised Persons (i.e., Access Persons) that are subject to additional restrictions regarding their personal investment activities.

The Code is designed to ensure that the high ethical standards long maintained by Fort Washington continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each Supervised Person.

Pursuant to Section 206 of the Advisers Act, both Fort Washington and its Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. Fort Washington has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Fort Washington has adopted the following principles governing personal investment activities by our Supervised Persons:

•	The interests of client accounts will at all times be placed first.

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.
•	Supervised Persons must not take inappropriate advantage of their positions.

In meeting its fiduciary responsibilities to its clients, Fort Washington expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued association and/or employment with Fort Washington. Strict compliance with the provisions of the Code shall be considered a basic condition of association and/or employment with Fort Washington. Fort Washington’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.

Supervised Persons are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including, but not limited to, termination of association or employment with Fort Washington. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of Fort Washington in their conduct. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised and such exception is otherwise permissible under applicable law.

All conflicts and/or questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity, and professionalism, the Firm requires that a Supervised Person inform the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. Fort Washington will maintain such information on a confidential basis.

The Chief Compliance Officer will periodically report to Fort Washington’s Senior Management and Board of Directors on administration of the Code.

Please note that a Glossary of Terms used is contained in the Appendix.

All Supervised Persons shall be provided with a copy of the Code (and any amendments thereto) and all Supervised Persons shall provide the Chief Compliance Officer with acknowledgement of their receipt of such; within ten (10) days of becoming a Supervised Person and annually thereafter.

Standards of Business Conduct

Fort Washington places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its Supervised Persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in Fort Washington’s Insider Trading Policy, incorporated herein by reference and a copy of which has been previously provided to you. The Code sets forth policies and procedures with respect to personal securities transactions of all Fort Washington’s Supervised Persons.

These procedures cover transactions in a covered security in which a Supervised Person has a beneficial interest or reportable accounts in which the Supervised Person exercises control over as well as transactions by members of the Supervised Person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for Fort Washington, or its agents or Supervised Persons to employ any device, scheme, or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive, or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, and rules hereunder.

In addition, a Supervised Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Chief Compliance Officer or her designated Compliance Officer with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.

Section II – Personal Securities Transactions

Definition of Who is Covered by this Code

You are a Supervised Person if you are one of the following:

•	An Access person
•	A director of Fort Washington,
•	An officer of Fort Washington,
•	An employee,
•	Temporary worker, or
•	A consultant, LDP, or intern.*

* Any members of this group, depending on length of service and activities conducted, may be deemed an Access Person.

You are an Access Person if you:

•	Have access to nonpublic information regarding any client’s purchase or sale of securities,
•	Have nonpublic information regarding the portfolio holdings of the assets under management by Fort Washington,
•	Are involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic, or
•	Are an employee of Fort Washington.

As a Supervised Person, you are subject to the Personal Securities Transactions policies of this Code. Should you have questions regarding the requirements of the Code, you have an affirmative duty to contact the Chief Compliance Officer.

Definition of Personal Securities Accounts (Reportable Accounts and Securities Covered by this Code)

Reportable accounts are personal securities accounts in which transactions in covered securities and reportable funds may be executed including:

•	Your personal securities accounts and any accounts of immediate family members (as defined below) including any relative by blood, adoption, or marriage and who is either under age 18 or is supported financially by you living in your household.
•	Any securities account that is owned jointly with others or in which you have a direct or indirect beneficial interest (such as a trust).
•	Any account in which you have investment decision making authority (for example, you act as trustee, executor or guardian).
•	Any account managed or advised by another company. Supervised Persons are required to disclose all managed accounts to Compliance, but are not required to report transactions and holdings in managed accounts.
•	Any account holding covered securities including retirement accounts. Covered securities include, all traditional securities, ETFs, and any right to acquire such security such as puts, calls, other options or rights in such securities, securities-based futures contracts or currency, excluding those detailed in the Non-Reportable Transactions and Accounts section below.

•	Any account holding reportable funds including retirement accounts. Reportable funds include funds in which we serve as an investment adviser or sub-adviser or whose investment adviser or principal underwriter controls or is under common control with Fort Washington (i.e. Touchstone Funds)
•	Holdings of covered securities that are not held in an account you are disclosing such as certificate shares, private placements, or interests in an LLC or partnership, excluding securities detailed in the Non-Reportable Transactions and Accounts section below.
•	Cryptocurrency accounts, wallets, and other similar products.

Immediate family member definition:

Your spouse, or a domestic partner who shares your household, and anyone who is related to you in any of the following ways, whether by blood, adoption, or marriage:

•      Children, stepchildren, and grandchildren

•      Parents, step-parents, and grandparents

•      Siblings and step-siblings

•      Parents-, children-, or siblings-in-law

Managed Accounts

Supervised persons are required to disclose all managed accounts, including accounts in which you have no direct or indirect influence or control, to Compliance, but are not required to report any transactions or holdings in those accounts. The Compliance Department can at any time request both the Supervised Person and their trustee, adviser, or broker who has discretion of the managed account to complete a certification and/or provide copies of statements and confirmations related to the managed account. An account is considered a Managed Account if it meets the following criteria:

•	It is managed by a registered investment advisor (including Fort Washington) and/or a third party
•	The Supervised Person has no power to affect or ability to control or influence investment decisions in the account
•	The Supervised Person does not communicate (directly or indirectly) with the person(s) with investment discretion regarding the trading activity in the account

If you are uncertain whether an account is reportable, you should contact the Chief Compliance Officer.

Non-Reportable Accounts and Securities

A Supervised Person does not have to report transactions and accounts involving the following securities or accounts:

•	Direct obligations of the government of the United States
•	Bankers’ acceptances
•	Bank certificates of deposit
•	Commercial paper

•	Shares of money market funds
•	High quality short-term debt instruments including repurchase agreements
•	Purchases or sale of securities under a dividend reinvestment plan
•	Shares and accounts holding shares issued by open-end funds that are not advised or sub-advised by Fort Washington or any entity under common control with Fort Washington (*)
•	A transaction based on corporate actions (i.e. stock splits, spin offs, reverse stock splits, mergers, consolidations, etc.) or distributions generally applicable to all holders of the same class of Securities
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised, sub-advised or principally underwritten by an entity under common control with Fort Washington
•	Systematic Investment Plans as defined as a prescribed investment (excluding investments in reportable funds) that will be made automatically on a regular, pre-determined basis without affirmative action by the Supervised Person (e.g. dividend reinvestment programs, automatic investment plans, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs, an employee stock purchase plan or program, etc.)
•	Transactions and holdings within managed accounts. Supervised Persons are required to disclose all managed accounts to Compliance, but are not required to report transactions and holdings.

* Note: Open end mutual funds (excluding ETFs) that are sub-advised or are offered by an entity under common control with Fort Washington do not require to be pre-cleared but must be reported.

Pre-Clearance Requirements for Supervised Persons

All Supervised Persons are to obtain authorization (pre-clearance) from the Chief Compliance Officer before acquiring a beneficial interest in private funds or limited offerings, initial public offerings (IPO) and initial coin offerings (ICO).

The Chief Compliance Officer must consider whether an investment opportunity should be reserved for a client and whether the opportunity is being offered to the person by virtue of the person’s position as an Access or Supervised Person.

Pre-Clearance Requirements for Access Persons

All Access Persons must pre-clear any of the following transactions:

•	All equity trades including options
•	All future trades
•	All currency trades
•	All bond trades (excluding non-reportable bonds-see above)
•	All closed-end Registered Funds (“mutual funds”) trades
•	All Touchstone Exchange Traded Funds (ETF’s)

Other securities (opened-end mutual funds, money market instruments, CD’s, commercial paper, unit investment trusts, DRIPs, U.S. Treasury obligations and corporate actions that occur without the input of the Access Person) do not require preclearance.

Pre-clearance can be accomplished in two ways: via MCT (MyComplianceOffice) (http://mctmco.com/login.action) fka the Schwab Compliance Technologies system (SCT) or in limited situations, paper form obtained from the Compliance Department.

Generally the Chief Compliance Officer will approve a transaction only if the transaction is unlikely to result in any of the abuses described in the Investment Company Act Rule 17j-1 and the Investment Advisers Act Rule 204A-1.

Rules of pre-clearance:
•	Pre-clearance must be obtained on the same calendar day in which you want to trade and prior to placing the trade.
•	Pre-clearance approval is only good for one day. If you don’t trade on the day you were granted approval, it expires.
•	Place day orders only. Good-till-cancelled orders are not permitted.
•	Standard trading hours are from 9:30 a.m. to 4:00 p.m. Eastern Standard Time. If you place your trade after 4:00 p.m., the order will be executed the next day in violation of this rule.

The Chief Compliance Officer reserves the right to refuse the authorization of securities transaction for any reason. The Chief Compliance Officer is not required to give an explanation for refusing to authorize a securities transaction.

Prohibited Transactions for Supervised and Access Persons

The following securities transactions are prohibited and will not be authorized under any circumstances:

Inside Information. Any transaction in a security by an individual who possesses material nonpublic information regarding the security or the issuer of the security.

Market Manipulation. Transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

Generally Prohibited Transactions Applicable to Access Persons

Three-Day Blackout Period

If Fort Washington, on behalf of a client, has executed a trade in a security, an Access Person may not purchase or sell the security or an equivalent security within three trading days before or after that client’s trade. Those securities that are exempt from the Three-Day Blackout Period are the following:

An equivalent security means any security issued by the same entity as the issuer of a security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, futures and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if the Options Clearing Corporation or a similar entity issues them.

•	1000 or fewer shares in the aggregate within a five-day period of an equity security with a market cap of $4 billion or more
•	Bonds with $10,000 or less par value and short term (maturity within one (1) to three (3) years) bonds.
•	Open-end Mutual Funds
•	ETF’s (except Touchstone ETFs)

NOTE: At the discretion of the Chief Compliance Officer in determining whether there has been a violation of the Three-Day Blackout Period, consideration will be given to whether the Access Person knew or had reason to have known of client account transactions. An Access Person who pre-clears, receives approval, trades in a Security, and had no knowledge about the client transaction in the same Security, may be found to have not violated the Three-Day Blackout Period upon determination by the Chief Compliance Officer.

30-Day Holding Period

Fort Washington strongly discourages short-term trading activity and therefore requires a minimum 30-day holding period. Sale of a non-exempt security (or a covered security) within 30 days of a purchase of the non-exempt security is a violation of this Code. Of course, Access Persons must place the interests of the clients first; they may not avoid or delay purchasing or selling a security for a client in order to profit personally. If a circumstance arises where an Access Person has a loss or a gain of 25% or greater during the 30-day holding period, then they may sell the security after obtaining pre-clearance from the Chief Compliance Officer.

Miscellaneous Restrictions

Short Sales and Market-timing. Short sales and market-timing are generally considered a prohibited transactions. Access Persons are required to hold the security and in the case of option trading, the underlying security, for thirty (30) days.

Limit Orders. Access Persons are prohibited from placing a “good until cancelled” order or any limit order other than a “same-day” limit order due to the potential conflict with client transactions causing a violation of the three-day blackout period.

Restricted Stock List. Trading of the securities on Fort Washington’s restricted stock list is strictly prohibited. The restricted stock list is provided to all Access and Supervised Persons. The list is maintained within MCT.

Others. Any other transaction deemed by the Chief Compliance Officer to involve a conflict of interest, possible diversion of a client’s opportunity, or an appearance of impropriety is subject to restriction.

Designated Broker

To assist in the administration of the Code, all Access Persons must maintain their personal brokerage accounts (which they are deemed to have Beneficial Ownership) with one of the following Designated Brokers:

•	Ameriprise
•	Charles Schwab
•	Chase Investment
•	Edward Jones
•	E*Trade
•	Fidelity
•	Goldman Sachs
•	Interactive Brokers
•	JP Morgan Private Wealth
•	Merrill Lynch
•	Morgan Stanley Smith Barney
•	Pershing Advisor Solutions
•	Raymond James Financial Services
•	Scottrade
•	Stifel Nicolaus
•	TD Ameritrade
•	T. Rowe Price
•	UBS
•	Vanguard
•	Wells Fargo

With the approval of the Chief Compliance Officer, Supervised Persons can keep a brokerage account at a broker-dealer other than those listed above if any of the following applies:

•	It contains only securities that cannot be transferred.
•	It exists solely for products or services that are not provided by any of the designated brokers
•	It exists solely because your spouse’s employer also prohibits external covered accounts
•	It is managed by a registered investment adviser with discretionary trading authority
•	It is a 529 College Savings Plan
•	It is associated with an ESOP (employee stock option plan) or an ESPP (employee stock purchase plan) in which a related covered person is the participant
•	It is required by a trust agreement
•	It is associated with an estate for which you serve as an executor, but not a beneficiary, and your involvement with the account is temporary

Supervised Persons are required to initiate the transfer of their brokerage account(s) to a Designated Broker within 30-days of becoming a Supervised Person.

Reporting Requirements

Initial Holding Report

Supervised Persons within 10 days of becoming a Supervised Person must submit an Initial Holdings Report containing information about their personal account holdings. The Holdings Report must include the following information:

•	Account title and account number holding the security
•	List of securities, including cusip number and symbol/ticker
•	Number of shares or principal amount of each covered security
•	Name of the broker/dealer holding the security
•	Information contained in the report must be current as of no more than 45 days prior to becoming an Supervised Person

Supervised Persons may attach account statements rather than listing individual holdings and accounts if the account statements include all of the information stated above.

If you have no reportable holdings or accounts, you must submit the Initial Holdings Report to the Compliance Department by the required due date. Any temporary workers, consultants, independent contractors or certain employees of affiliates who will be working with Fort Washington for longer than 6 months will be required to report under the Code.

Quarterly Transactions Certification

Within 30 calendar days of the end of each calendar quarter, Supervised Persons must submit a Quarterly Transaction Certification to the Chief Compliance Officer containing the following information:

•	Every covered security transaction executed during the quarter.*
•	Every reportable account, including newly established accounts in which the supervised person has a beneficial interest.

* If your transaction(s) has not been captured by MCT or duplicate confirms and statements have not been sent to Compliance, you are required to provide the following for transactions made during the quarter:

•	Date of trade
•	Name of security (Ticker/Symbol) or cusip number and description
•	Sell or Buy transaction
•	Number of shares or principal amount
•	Price
•	Account number and broker/dealer

If you have no reportable transactions you must still submit a certification to the Chief Compliance Officer no later than 30 calendar days after the end of the calendar quarter.

Annual Holdings Certification

Each Supervised Person must submit to the Chief Compliance Officer an Annual Holdings Certification no later than 45 days after year end. The information included in the Annual Holdings Certification must reflect the Supervised Person’s holdings in reportable securities and reportable accounts as of December 31st of the preceding year.

If you have no reportable holdings you must still submit a certification to the Chief Compliance Officer no later than 45 calendar days after year end.

Periodic Transactions and Account Reporting

If a Supervised Person opens an account at a broker, dealer, bank, or mutual fund that Fort Washington advises or sub-advises, that has not previously been disclosed, the Supervised Person must immediately notify the Chief Compliance Officer of the existence of the account and make arrangements to comply with the reporting requirements.

It is the responsibility of the Supervised Person to arrange for Compliance to receive duplicate statements and confirms. Compliance will assist in providing you with a letter requesting duplicate statements and confirms, but it is your responsibility to see that your financial institution follows through with the request.

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer will monitor and review all reports required under the Code for compliance with Fort Washington’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Supervised Persons regarding personal securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures undertaken by Fort Washington.

Section III – Other Potential Conflicts of Interest

If any Supervised Person is aware of a personal interest that is, or might be, in conflict (actual or potential) with the interest of any client, that Supervised Person must disclose the situation or transaction and the nature of the conflict to the Chief Compliance Officer for appropriate consideration. In addition, no Supervised Person may use knowledge about pending or contemplated securities transactions for clients to directly or indirectly profit personally. Without limiting the foregoing, Supervised Persons who are planning to invest in or make a recommendation to invest in a security, and who have a material interest in the security or a related security, must first disclose such interest to the Chief Compliance Officer. The Chief Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained. Supervised Persons shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security.

Confidentiality

Supervised Persons are prohibited from revealing specific information relating to the investment intentions, activities or portfolios, except to persons whose responsibilities require knowledge of the information or as necessary to service client accounts. It is paramount that independence in the investment decision-making process be maintained.

As a matter of firm policy, Fort Washington restricts the dissemination of client information and will not publish, provide, or distribute non-public client information to third parties, except as required or permitted by law or as expressly permitted/directed by such client. Nonpublic client information includes, but is not limited to, individual account holdings, transactions, balances, name, address, social security number, or other financial or personally identifying information.

Fort Washington has adopted a Privacy Policy, incorporated herein by reference and a copy of which has been previously provided to you. Compliance with the provisions of Fort Washington’s Privacy Policy is required.

Gifts

Giving, receiving, or soliciting gifts may create an appearance of impropriety or may raise a potential conflict of interest. Fort Washington has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

Fort Washington’s policy with respect to gifts and entertainment is as follows:

•	Supervised Persons cannot accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Fort Washington, or that others might reasonably believe would influence those decisions;
•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

•	Gifts and/or entertainment, given to, or received from any person or entity doing business with or on behalf of Fort Washington, must be reported to Compliance via MCT.
•	Gifts in excess of $100, whether individual or in aggregate must be pre-cleared via MCT and pre-approved by the Fort Washington President & CEO and the Compliance department.
•	Dining is excluded from reporting and preclearing if the employee is accompanied by the person or representative of the entity that conducts business with Fort Washington. This provision does not apply to ERISA/Pension Plans.
•	Gifts and entertainment expenses to a foreign political party or official are not permitted.
•	Cash and cash equivalents (i.e. loans) may not be offered or received at any time.
•	Employees are required to complete the annual gifts and entertainment certification using MCT; certifying compliance with the Firm’s policy.
•	Corporate sponsorships are required to be approved by Fort Washington’s President & CEO.
•	Corporate Sponsorship payments must always be made directly to the organization sponsoring the event, the event planner, or the facility where the event is being held.
•	Periodic audits are conducted to review compliance with the stated policy, including audits of expense reports, gift logs, and corporate sponsorships.

Reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

Political Contributions

Fort Washington is very much aware of the potential conflicts of interest when government officials or political candidates request political contributions from investment managers. For this reason, neither Fort Washington nor any of its Supervised Persons may engage either directly or indirectly in any “pay to play” activities. Pay to play is defined as conduct with regard to making political campaign contributions to, and soliciting political campaign contributions for, public officials in return for being considered eligible by public agencies to perform professional services or in an effort to retain clients. Pay to play activities are a violation of this Code with no exceptions. In order to ensure compliance with SEC Rule 206(4)-5 under the Investment Advisors Act of 1940 and to avoid the appearance of any “pay to play” practices on its part, Fort Washington has adopted a Political Contributions Policy, incorporated herein by reference and a copy of which has been previously provided to you. Compliance with the provisions of Fort Washington’s Political Contributions Policy is required.

Outside Business Activities

Fort Washington Access Persons may not engage in any outside business activity involving a non-affiliated company without prior approval from the Chairman, President and Chief Executive Officer of Western & Southern Financial Group, Chief Executive Officer and President of Fort Washington and Chief Compliance Officer of Fort Washington. This includes, for example, serving on a board or committee of another organization whether non-profit or for-profit and whether for business or personal activity. Access Persons must submit the Outside Business Activities Form on MCT and receive confirmation of approval from the Compliance Department prior to accepting any board positions or engaging in outside business activities.

Section IV – Compliance with the Code of Ethics

Compliance with Applicable Laws

As a Supervised Person of Fort Washington, you must comply with all applicable Federal Securities Laws. Furthermore, you are expected not to engage in any of the following acts:

•	Employ any device, scheme or artifice to defraud
•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit
•	Engage in any manipulative practice

•	Engage in any manipulative practice with respect to securities including price manipulation

You are expected to comply with all of Fort Washington’s policies and procedures including but not limited to those related to the use of non-public information, the voting of proxies, and the execution of trades on behalf of a client.

Investigating Violations of the Code

The Chief Compliance Officer is responsible for investigating and reporting any reportable violations of the Code to Senior Management and to the Board of Directors. Whenever the Chief Compliance Officer or designee determines that a breach of this Code has occurred that merits remedial action, it will be reported to the Board of Directors information relating to the investigation of the violations any sanctions imposed.

Sanctions

If Fort Washington’s President & CEO, Chief Compliance Officer, and Senior Management determine that you have committed a violation of the Code, they may impose sanctions or take other actions as they deem appropriate, including:

•	Letter of caution or warning
•	Monetary fine
•	Suspension of personal trading rights
•	Suspension of employment (with or without compensation)
•	Termination of the employment of the violator for cause

After discussions with the appropriate officers of Fort Washington, the Chief Compliance Officer may also require any person who is found to have violated this Code, to reverse the transaction in question and forfeit any profit or absorb any loss, associated or derived as a result. The amount of profit shall be calculated by Fort Washington’s President & CEO, the Chief Compliance Officer and/or Senior Management of Fort Washington shall be forwarded to a charitable organization selected by Senior Management of Fort Washington.

Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations. No member of the Compliance Department may review his or her own transactions.

Generally, Fort Washington’s guidelines for violations occurring during a single calendar year will be:

•	1st Violation: Written warning and counseling
•	2nd Violation: $50 fine to be donated to a charity determined by Management
•	3rd Violation: 60-day restriction of all personal trading privileges
•	4th Violation: Potential termination of employment with Fort Washington

The above sanctions are merely guidelines and Fort Washington maintains the right to impose any sanctions, in any order, it deems appropriate for the violation.

Exception to the Code

Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case-by-case basis upon finding that the proposed conduct involves no harm to clients or Fort Washington, complies with all legal obligations, and otherwise presents no material opportunity for abuse.

“Whistleblower” Provision

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all Supervised Persons of Fort Washington evidence the Firm's unwavering intent to place the interests of clients ahead of self- interest for Fort Washington, its management and Supervised Persons.

Every employee has a responsibility to know and follow the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's President & CEO or a similarly designated officer, has overall supervisory responsibility for the Firm.

Reporting Potential Misconduct

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with clients, customers, stakeholders, and each other. Improper conduct on the part of any employee puts the Firm and its personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of this Code and all other Fort Washington policies.

To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a Supervised Person or other party) confidentially and without retaliation.

Fort Washington’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity, potential misconduct and code violations.

Supervised Persons may report potential misconduct by to the Chief Compliance Officer. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may be submitted anonymously. In addition, should the Chief Compliance Officer or their designee be involved in the violation or unreachable, you may report a violation to the President & CEO of Fort Washington, the Legal Department, or to the Chief Compliance Officer of Western & Southern Financial Group. Additional reporting avenues are:

-	MyComplianceOffice Technologies (MCT)
-	Western & Southern Financial Group
▪	Telephone: 1.800.805.7270
▪	Online: https://www.compliance-helpline.com/EthicsinAction.jsp
-	Securities Exchange Commission (SEC)
▪	Online: https://www.sec.gov/whistleblower/submit-a-tip

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially, and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Fort Washington to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes she or he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the Chief Compliance Officer or to Fort Washington’s President & CEO, or to the Chief Compliance Officer of Western and Southern, or to the Legal Department should the concern pertain to the Chief Compliance Officer.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer all apparent or potential violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code.  When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Annual Review

The Chief Compliance Officer will review the Code at least once a year in light of legal and business developments and experience in implementing the Code, and will report to the Board of Directors:

•	Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;
•	Identifying any violation requiring significant remedial action during the past year; and
•	Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

Recordkeeping Requirements

The Compliance Department of Fort Washington will maintain and preserve in an easily accessible place the following documents:

•	A copy of this Code, or any other Code of Ethics, in effect within the previous five years;
•	A record of any violation of this Code and any action taken as a result of such violation for a period of five years following the end of the reporting year in which the violation occurred;
•	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s trade that was deemed an exception to the provisions of this Code;
•	A copy of each report submitted under this Code for a period of five years; and
•	A list of all persons who are, or within the past five years were, subject to the reporting requirements of the Code.

These documents will be maintained for a minimum of two (2) years onsite in an appropriate office and the remainder of the time offsite at a secure storage facility.

Fort Washington has adopted this Code of Ethics in accordance with the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended, as well as the Investment Advisers Act, Rule 204A-1

Adopted:  February 1, 2013

Revised January 2, 2014

Revised April 1, 2015

Revised February 1, 2016

Revised August 29, 2017

Revised November 27, 2017

Revised March 27, 2018

Revised June 26, 2018

Revised November 30, 2018

Revised April 1, 2019

Revised March 2, 2020

Revised February 18, 2022

Revised July 25, 2022

Chief Compliance Officer:

Michele Hawkins, CRCP, IAACP™

Michele.Hawkins@fortwashington.com

513.361.7652

Director:

Jerry Blackburn

Jerry.Blackburn@fortwashington.com

513.361.7924

Compliance Officer:

Louis Richards

louis.richards@fortwashington.com

513.361.7980

Appendix

Non-Exempt Mutual Funds

Touchstone Funds

Non-Exempt ETF’s

Touchstone ETF’s

This Appendix is subject to change. Please contact the Compliance Department to ensure you have the current version.

Glossary of Terms

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Access Person” means any person (1) with access to nonpublic information regarding any of Fort Washington’s clients’ purchase or sale of securities, (2) with nonpublic information regarding the portfolio holdings of the assets under management by Fort Washington; (3) involved in making securities recommendations to clients, or have access to such recommendations that are nonpublic, (4) that is an employee of Fort Washington or (5) all supervised persons.

“Account” means accounts of any employee, employee’s immediate family members and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls, or exercises investment discretion.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial ownership” or “beneficial interest” shall be interpreted in the same manner as beneficial ownership or beneficial interest would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of/interest in a security for purposes of Section 16 of that Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person, the Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Officer.

“Considering for purchase or sale” shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

“Chief Compliance Officer” (CCO) shall mean the Chief Compliance Officer of Fort Washington, or their designee.

“Contemplated Security” shall mean any security that the Adviser may recommend to its clients for purchase or sale, and any security related to or connected with such security.

“Covered Security” shall mean any security, and any security related to or connected with such security. The term security shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts or currency, except that it shall not include (1) securities which are direct obligations of the government of the United States, (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (3) shares issued by money market Funds, (4) shares issued by U.S. registered open-end investment companies except Reportable Funds, and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

“Cryptocurrency” is a virtual currency that uses blockchain technology and is operated in a decentralized system. A virtual currency is a digital representation of value that can be electronically traded and functions as a medium of exchange, a unit of account or a store of value. Examples of cryptocurrency, include but are not limited to, bitcoin, tokens, Ethereum, and Litecoin.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to investment companies registered under the Investment Company Act of 1940 and investment advisers, each as may be amended or supplemented, and any rules adopted there under by the Securities and Exchange Commission or the Department of the Treasury, as applicable.

“Fund” means any investment company registered under the Investment Company Act of 1940, as amended.

“Initial Public Offering” (IPO) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

“Investment Personnel” means any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for the Adviser’s clients. Investment Personnel also includes any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser’s clients regarding the purchase or sale of securities for such clients.

“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Adviser’s trading system or Investment Personnel.

“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar restricted offerings under comparable foreign law.

“Personal Benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a client.

“Private Fund” means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for sections 3(c)(1) or 3(c)(7).

“Registered Fund” means an investment company registered under the Investment Company Act.

“Reportable Account” means any account that is held at a broker, dealer, bank or other financial institution in which transactions in covered securities and reportable funds may be executed. These accounts include 529 plans and retirement accounts, such as 401(k) and 403(b) plans, if the account can execute transactions in covered securities and cannot rely on the exemptions outlined in the Non-Reportable Transactions and Accounts section of the Code.

“Reportable Fund” means (i) any Fund for which we serve as an investment adviser or sub-adviser or (ii) any Fund whose investment adviser or principal underwriter controls us, we control or is under common control with us. For purposes of this definition, “control” has the meaning given to it in Section 2(a)(9) of the Investment Company Act of 1940. Reportable Funds include, but are not limited to, Touchstone Funds.

“Short Term Debt Instruments” means a debt instrument (e.g. commercial paper, bank loans, etc.) or financial obligations incurred by a company that is due within one year.

“Supervised Person” means any director of Fort Washington; officer of Fort Washington; general partner of a partnership of which Fort Washington is a partner; employee of Fort Washington; consultant, LDP, or intern with Fort Washington.